UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )

iStar Financial, Inc.
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(Name of Issuer)

COM
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(Title of Class of Securities)

45031U101
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(CUSIP Number)

December 30, 2011
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


CUSIP No. 45031U101

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Person 1
  1. (a) Names of Reporting Persons.

	Diamond Hill Capital Management, Inc.

     (b) Tax ID

	31-1019984

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  2. Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)  []
    (b)  []

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  3. SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

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  4. Citizenship or Place of Organization   Ohio

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 Number of Shares Beneficially Owned by Each Reporting Person With

  5. Sole Voting Power 4,970,254

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  6. Shared Voting Power 0

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  7. Sole Dispositive Power 5,141,989

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  8. Shared Dispositive Power 0

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  9. Aggregate Amount Beneficially Owned by Each Reporting Person 5,141,989

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 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
	(See Instructions)

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 11. Percent of Class Represented by Amount in Row (9)  6.3 %

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 12. Type of Reporting Person (See Instructions) IA

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Item 1.
  (a) Name of Issuer

	iStar Financial, Inc.

  (b) Address of Issuer's Principal Executive Offices

    	1114 Avenue of the Americas, 39th Floor, New York, NY 10036
Item 2.

  (a) Name of Person Filing

	Diamond Hill Capital Management, Inc.

  (b) Address of Principal Business Office or, if none, Residence

	325 John H. McConnell Blvd, Columbus, OH, 43215

  (c) Citizenship

	Ohio

  (d) Title of Class of Securities

	COM

  (e) CUSIP Number
	45031U101

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a) [ ] Broker or dealer registered under section 15 of the Act
		(15 U.S.C. 78c)
	(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c) [ ] Insurance company as defined in section 3(a)(19) of the Act
		(15 U.S.C. 78c).
	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e) [X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j) [ ] A non-U.S.institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).

  If filing as a non-U.S.institution in accordance with 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ______________

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

  (a) Amount beneficially owned:  5,141,989

  (b) Percent of class:  6.3%

  (c) Number of shares as to which the person has:

    	(i) Sole power to vote or to direct the vote 4,970,254

   	(ii) Shared power to vote or to direct the vote  0

    	(iii) Sole power to dispose or to direct the disposition of 5,141,989

    	(iv) Shared power to dispose or to direct the disposition of 0


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Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or
Control Person.

	Not Applicable

Item 8. Identification and Classification of Members of the Group

	Not applicable.

Item 9. Notice of Dissolution of Group

	Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2012

Date

/s/ Gary Young

Signature

Gary Young / Chief Compliance Officer

Name/Title





Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)